Nelnet Reports First Quarter 2014 Results

•	GAAP net income $1.59 per share, $1.56 per share excluding adjustments

•	16 percent increase in revenue from Student Loan and Guaranty Servicing segment

•	Net student loan assets exceed $29 billion after April 2014 acquisition

LINCOLN, Neb., May 8, 2014-Nelnet (NYSE: NNI) today reported GAAP net income of $73.8 million, or $1.59 per share, for the first quarter of 2014, compared with GAAP net income of $68.1 million, or $1.46 per share, for the same period a year ago.

Excluding derivative market value and foreign currency adjustments, net income was $72.6 million, or $1.56 per share, for the first quarter of 2014, compared with $62.4 million, or $1.34 per share, for the same period in 2013. The company reported income from derivative market value and foreign currency adjustments of $1.2 million after tax, or $0.03 per share, for the first quarter of 2014, compared with income of $5.7 million after tax, or $0.12 per share, for the first quarter of 2013.

The increase in net income in 2014 compared with 2013 was primarily due to an increase in net income from the company's Student Loan and Guaranty Servicing segment, an increase in income from providing investment advisory services, and an increase in gains from investment activities.

"We are excited to report strong first-quarter earnings and to be acquiring student loan portfolios," said Jeff Noordhoek, Nelnet chief executive officer. "Our strategy in 2014 is to continue to provide a great customer experience and to effectively deploy capital in existing and new businesses. We’ve significantly added to our student loan portfolio this year and see ongoing market opportunities to purchase legacy student loans.”

Nelnet operates four primary business segments, earning interest income on student loans in its Asset Generation and Management operating segment, and fee-based revenue in its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments.

Asset Generation and Management

For the first quarter of 2014, Nelnet reported net interest income of $98.9 million, compared with $98.8 million for the same period a year ago.  Core student loan spread decreased to 1.44 percent for the first quarter of 2014, compared with 1.50 percent for the same period in 2013. Student loan spread tightened as a result of recent consolidation loan acquisitions, which have lower margins but longer terms.

As of March 31, 2014, net student loan assets were $25.6 billion. As previously announced, the company completed the purchase of $3.6 billion of legacy FFELP student loans and related assets in April 2014. After the acquisition, net student loan assets exceed $29 billion.

Fee-Based Operating Segments

The company reported total revenue from its fee-based operating segments in the first quarters of 2014 and 2013 of $112.0 million and $108.0 million, respectively. Net income from fee-based operating segments was $19.6 million for the first quarter of 2014, up from $17.5 million for the same period in 2013.

Revenue from the company's Student Loan and Guaranty Servicing segment increased 16 percent, or $9.2 million, to $64.8 million for the first quarter of 2014, up from $55.6 million for the first quarter of 2013. The increase in revenue was the result of growth in servicing volume under the company's contract with the U.S. Department of Education (Department).

As of March 31, 2014, the company was servicing $120.6 billion of loans for 5.4 million borrowers on behalf of the Department, compared with $84.6 billion of loans for 4.3 million borrowers as of March 31, 2013. Revenue from this contract increased to $29.9 million for the first quarter of 2014, up from $20.3 million for the same period a year ago.

For the first quarter of 2014, revenue from the company's Tuition Payment Processing and Campus Commerce segment was $25.2 million, an increase of $1.8 million, or 8 percent, from the same period in 2013. The company reported first quarter of 2014 revenue from its Enrollment Services segment of $22.0 million, compared with $29.0 million for the same period in 2013.

Other Income

Other income increased $8.7 million to $18.1 million for the first quarter of 2014, compared with $9.4 million for the same period in 2013. The increase was due to gains on investments, which totaled $7.2 million for the first quarter of 2014, compared with $1.2 million for the same period in 2013, and increased investment advisory fee revenue, which totaled $5.2 million for the first quarter of 2014, compared with $2.8 million for the same period in 2013.

Operating Expenses

The company reported consolidated operating expenses of $107.4 million for the first quarter of 2014, compared with $106.9 million for the same period in 2013.

Board of Directors Approves Dividend

The Nelnet Board of Directors declared a second quarter cash dividend on the company's outstanding shares of Class A common stock and Class B common stock of $0.10 per share. The dividend will be paid on Friday, June 13, 2014, to shareholders of record at the close of business on Friday, May 30, 2014.

Non-GAAP Performance Measures

The company provides additional non-GAAP financial information related to specific items management believes to be important in the evaluation of its operating results, including specifically, the impact of unrealized gains and losses resulting from changes in fair values of derivative instruments which do not qualify for “hedge treatment” under GAAP and foreign currency transaction gains or losses resulting from the re-measurement of the company's Euro-denominated bonds to U.S. dollars. The company believes these point in time estimates of asset and liability values related to financial instruments that are subject to interest and currency rate fluctuations, and items whose timing and/or amount cannot be reasonably estimated in advance, affect the period to period comparability of the results of the company's fundamental business operations on a recurring basis. Accordingly, the company provides operating results excluding these items for comparability purposes.

Forward-looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of federal securities laws.  These statements are based on management's current expectations as of the date of this release and are subject to known and unknown risks and uncertainties that may cause actual results or performance to differ materially from those expressed or implied by the forward-looking statements. Such risks include, among others, risks related to the company's student loan portfolio such as interest rate basis and repricing risk, the use of derivatives to manage exposure to interest rate fluctuations, and the uncertain nature of expected benefits from recent FFELP loan purchases; the company's funding requirements to satisfy asset financing needs; risks related to the availability of government funds and actual extension of the company's loan servicing contract with the Department for an additional five years and the company's ability to maintain and increase volumes under that contract to service federally owned student loans; changes in the educational credit and services marketplace resulting from changes in applicable laws, regulations, and government programs and budgets; risks related to the expected reduction in government payments to guaranty agencies to rehabilitate defaulted FFELP loans and services in support of those activities; uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations; and changes in general economic and credit market conditions. For more information, see the "Risk Factors" sections and other cautionary discussions of risks and uncertainties included in documents filed or furnished by the company with the Securities and Exchange Commission, including the cautionary information about forward-looking statements contained in the company's supplemental financial information for the first quarter ended March 31, 2014.  All information in this release is as of the date of this release. Although the company may from time to time voluntarily update or revise its forward-looking statements to reflect actual results or changes in the company's expectations, the company disclaims any commitment to do so except as required by securities laws.

Consolidated Statements of Income
(Dollars in thousands, except share data)
(unaudited)

	Three months ended
	March 31, 2014	December 31, 2013	March 31, 2013
Interest income:
Loan interest	$156,896	165,865	155,539
Investment interest	1,979	2,006	1,617
Total interest income	158,875	167,871	157,156
Interest expense:
Interest on bonds and notes payable	60,004	59,135	58,358
Net interest income	98,871	108,736	98,798
Less provision for loan losses	2,500	3,500	5,000
Net interest income after provision for loan losses	96,371	105,236	93,798
Other income (expense):
Loan and guaranty servicing revenue	64,757	63,167	55,601
Tuition payment processing and campus commerce revenue	25,235	18,988	23,411
Enrollment services revenue	22,011	21,735	28,957
Other income	18,131	15,981	9,416
Gain on sale of loans and debt repurchases	39	799	1,407
Derivative settlements, net	(6,229)	(6,407)	(8,184)
Derivative market value and foreign currency adjustments, net	1,964	752	9,256
Total other income	125,908	115,015	119,864
Operating expenses:
Salaries and benefits	52,484	52,120	47,905
Cost to provide enrollment services	14,475	13,864	19,642
Depreciation and amortization	4,783	5,274	4,377
Other	35,627	40,349	34,941
Total operating expenses	107,369	111,607	106,865
Income before income taxes	114,910	108,644	106,797
Income tax expense	40,611	37,556	38,447
Net income	74,299	71,088	68,350
Net income attributable to noncontrolling interest	513	568	271
Net income attributable to Nelnet, Inc.	$73,786	70,520	68,079
Earnings per common share:
Net income attributable to Nelnet, Inc. shareholders - basic and diluted	$1.59	1.52	1.46
Weighted average common shares outstanding - basic and diluted	46,527,917	46,502,028	46,658,031

Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	As of	As of	As of
	March 31, 2014	December 31, 2013	March 31, 2013
Assets:
Student loans receivable, net	$25,607,143	25,907,589	24,885,316
Cash, cash equivalents, and investments	273,303	255,307	209,564
Restricted cash and investments	886,358	902,699	862,212
Goodwill and intangible assets, net	126,207	123,250	125,674
Other assets	593,996	582,004	562,458
Total assets	$27,487,007	27,770,849	26,645,224
Liabilities:
Bonds and notes payable	$25,589,287	25,955,289	25,125,177
Other liabilities	384,046	371,570	293,643
Total liabilities	25,973,333	26,326,859	25,418,820
Equity:
Total Nelnet, Inc. shareholders' equity	1,512,919	1,443,662	1,226,123
Noncontrolling interest	755	328	281
Total equity	1,513,674	1,443,990	1,226,404
Total liabilities and equity	$27,487,007	27,770,849	26,645,224

Contacts:
Media, Ben Kiser, +1-402-458-3024, or Investors, Phil Morgan, +1-402-458-3038, both of Nelnet, Inc.